Exhibit 10.18

Certain portions of this exhibit have been omitted in accordance with Item 601(b)(10) of Regulation S-K because the omitted information is not material and is the type that Ace Green treats as private or confidential. The redaction of such information is indicated by [***].

GLENCORE Ltd.

MASTER OFFTAKE AGREEMENT

THIS MASTER OFFTAKE AGREEMENT is made on November 23, 2022 (including the schedules and annexes hereto, all of which form a part hereof, this “Master Offtake Agreement” and hereinafter also called the “Agreement”).

BETWEEN:	ACE GREEN RECYCLING INC.
2700 Post Oak Blvd., Suite 2100 Houston, TX 77056

(hereinafter called “Seller” and “ACE Green”)

AND:	GLENCORE LTD
330 Madison Ave. New York, NY 10017 (hereinafter called “Buyer” and “Glencore”)

each hereinafter called “Party” and together hereinafter called “Parties”

WHEREAS, Glencore is a leading global producer and marketer of commodities; and

WHEREAS, ACE Green produces and/or will produce certain Products (as defined below); and

WHEREAS, ACE Green and its Affiliates (collectively, the “Sellers”) wish to sell to Glencore and/or its Affiliates, and Glencore wishes to purchase (and/or cause its Affiliates to purchase) from the Sellers, 100% of the Sellers’ annual production of such Products during the Term at the ACE Green Facilities (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties, the Parties hereby agree as follows:

1.	DEFINITIONS:

“ACE Green Facility” means the following operating facilities owned by Seller or any of its Affiliates where Products are produced by the Seller or its Affiliates: (a) the first two plants in India, (b) the first plant in South-East Asia and (c) the first plant in North America, which are currently planned to be 330 Madison Avenue· New York, NY 10017 · U.S.A. Telephone (646) 949-2500 · Fax (646) 365-8300 located in (or to be constructed in): (i) Ghaziabad, India (the “Ghaziabad Plant”), (ii) Mundra, India (the “Mundra Plant”), (iii) Thailand (the “Thailand Plant”), and (iv) the greater Houston area, Texas, United States of America (the “Texas Plant”); and (v) any other facility where Products are produced by the Seller or its Affiliates during the Term that the Parties expressly agree should be subject to this Agreement. In case any of the locations of facilities already mentioned under points (i) – (iv) here above change within the corresponding regions mentioned under points (a) – (c) here above, Parties shall mutually agree whether to include such facilities in the scope of this Agreement. In case Parties agree to include under the scope of the Agreement the facilities that are different from those already mentioned under points (i) – (iv) here above and/or if any other facility becomes subject to this Agreement in accordance with point (v) here above, Parties shall amend this Agreement to the extent necessary to reflect the projected nameplate capacities and the amount of the Product Seller (and/or its Affiliates) shall deliver to Buyer (and/or its Affiliates) under this Agreement and the Subject Purchase Agreements, collectively.

330 Madison Avenue • New York, NY 10017 • U.S.A.
Telephone (646) 949-2500 • Fax (646) 365-8300

“ACE Green Facility Change of Control” means a transaction which results, or will result upon closing, in Seller (or any Affiliate of the Seller) (a) ceasing to be the beneficial owner, directly or indirectly, of more than 50% of the shares in issue (or other equity interests) in the legal entity that controls the applicable ACE Green Facility, (b) otherwise ceasing to have effective control of the operations of the applicable ACE Green Facility, including as a result of the sale of such ACE Green Facility by the Seller (or any affiliate of the Seller).

“Affiliate” means, with respect to any specified individual or entity (a “Person”) or entity, any other or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person, and “control”, including the terms “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person or entity.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business in New York, NY and Baar, Zurich, Switzerland.

“By-Products” means any saleable materials produced during the production of the Product and or originating from the production of the Product, including but not limited to graphite.

“Commercial Production Startup Date” means the first (1st) day of the month in which the first operational ACE Green Facility has been operating at no less than 80% of Phase 1 Nameplate Capacity for the immediately preceding three (3) months, producing Products.

“Day” means a calendar day.

“Delivery Point” means (i) for Products and By-Products produced at the Ghaziabad Plant, (ii) for Products produced at the Mundra Plant, (iii) for Products produced at the Thailand Plant, and (iv) for Products produced at the Texas Plant, and (v) with respect to any other ACE Green Facility, a mutually agreed delivery term as per Incoterms and delivery point, which shall be set forth in each respective Subject Purchase Agreement.

“Dollars” and “US$” “USD” means the lawful currency for the time being of the United States of America and in respect of all payments to be made under this Master Offtake Agreement in Dollars, means immediately available, freely transferable funds.

“End Customer” means any customer to which Buyer sells the Product purchased from Seller hereunder.

“End Products from LIB Recycling” except as otherwise expressly excluded, all valuable products produced by the recycling or other processing of lithium-ion batteries at the ACE Green Facilities, including, without limitation, (i) battery salts, (ii) nickel sulfate, (iii) cobalt sulfate, (iv) manganese carbonate, (v) lithium carbonate and (vi) any other chemical form of lithium, cobalt, manganese and/or nickel of such quality as to be acceptable to a typical downstream battery chemical refining plant, (vii) Black mass, (viii) copper and (ix) aluminium. End Products from LIB Recycling excludes all plastics.

“End Products from Pb Acid Battery Recycling” except as otherwise expressly excluded, all valuable products produced by the recycling or other processing of lead acid batteries at the ACE Green Facilities, including, without limitation, lead ingots, lead alloys, e-lead and lead bullion. End Products from Pb Acid Battery Recycling excludes all plastics.

“Ghaziabad Plant” has the meaning set out in the definition of “ACE Green Facilities”.

“INCOTERMS 2020®” shall mean the International Chamber of Commerce’s official rules for the interpretation of trade terms known as INCOTERMS 2020 or as later amended or replaced.

“Month“ means a calendar month.

“MT” means a metric ton, a unit of weight equal to 1’000 kilograms or 2’204.62 lbs.

“Mundra Plant” has the meaning set out in the definition of “ACE Green Facilities”.

“Nameplate Capacity” means the Seller’s current internal projected nameplate capacities (which are subject to change) for the ACE Green Facilities are indicated on Attachment A, attached hereto and incorporated by reference herein.

“Person” has the meaning set forth in the definition of “Affiliate”.

“Phase 1 Nameplate Capacity” means the Seller’s current projected nameplate capacities of Phase 1 for the ACE Green Facilities that are indicated on Attachment B attached hereto and incorporated by reference herein.

“Phase 1” means means the initial phase of operation of each ACE Green Facility, each of which the Seller anticipates commissioning by 2024, subject to third party financing and applicable regulatory requirements.

“Pound” or “lb” shall mean 453.6 grams.

“Product” means (i) End Products from LIB Recycling and (ii) End Products from Pb Acid Battery Recycling.

“Specifications” has the meaning set forth in Clause 4.1.

“Subject Purchase Agreement” shall have the meaning set forth in Clause 3.4 hereof.

”Term“ means the time period as defined in Clause 2.

“Term SOFR” means the term SOFR reference rate administered by the CME Group Benchmark Administration Limited (“CBA”) (or any other person which takes over the administration of that rate).

“Texas Plant” has the meaning set out in the definition of “ACE Green Facilities”.

“Thailand Plant” has the meaning set out in the definition of “ACE Green Facilities”.

“Transaction Costs” means all costs, losses or damages reasonably incurred by Buyer in relation to the purchase, transportation, transactional financing and sale of the Products to Buyer’s End Customer, including, among other things:

(i)	Costs associated with the transportation of the Products, including, among other things, all freight, demurrage, dead freight, charter hire and any other sums due pursuant to any charter of any vessel engaged in the carriage of the Products, together with costs of inspection of the carrying vessels;

(ii)	Port costs at both loading and discharge port;

(iii)	Costs of inspection, supervision and testing or analyzing of the Products;

(iv)	Costs of insurance;

(v)	Taxes, duties or other sums, whether levied against the Products, the freight or otherwise;

(vi)	Losses, claims, damages or expenses incurred or paid to third parties in respect of the Products, its transportation and on-sale, including legal expenses incurred in defending or bringing such claims;

(vii)	Hedging costs and expenses, if hedging is requested by Seller or required by Buyer;

(viii)	Finance charges in respect of all sums paid by the Buyer (see below), including fees and expenses in relation to any letters of credit; and

(ix)	Any other relevant costs and expenses attributable to the sale of the Products;

Provided, further, that:

(a)	To the extent Buyer provides transactional financing to Seller, Seller shall pay financing charges to Buyer based on the amount financed and an interest rate of 3-Month Term SOFR +[***]% per annum.

(b)	The manner in which Transaction Costs will be charged to Seller will be further particularized in the applicable Subject Purchase Agreement.

2.	DURATION OF THIS MASTER OFFTAKE AGREEMENT

This Master Offtake Agreement shall, unless earlier terminated in accordance with the termination provisions set forth herein, commence on the date hereof (the “Effective Date”) and shall, unless earlier terminated in accordance with the termination provisions set forth herein, continue in full force and effect for a period ending on the later to occur of: (A) fifteen (15) years from the Commercial Production Startup Date and (B) the date by which Seller (and/or its Affiliates) have delivered to Buyer (and/or its Affiliates) under this Master Offtake Agreement and the Subject Purchase Agreements, collectively,

End Products from LIB Recycling containing:

●	[***] MT of Nickel Metal;
●	[***] MT of Cobalt Metal;
●	[***] MT of Manganese Metal;
●	[***] MT of Lithium Metal;
●	[***] MT of Copper Metal;

●	[***] MT of Aluminum Metal; and

End Products from Pb Acid Battery Recycling containing:

●	[***] MT of Lead Metal (the “Initial Term”).

Following the Initial Term, this Master Offtake Agreement shall be renewed automatically on an evergreen basis for further periods of five (5) years each (each, a “Subsequent Term”), subject to the right of either Party to terminate this Master Offtake Agreement upon the conclusion of the Initial Term (or the then-current Subsequent Term, as applicable) by delivering written notice of non-renewal to the other Party at least three hundred sixty-five (365) days prior to the end of the Initial Term (or the then-current Subsequent Term, as applicable).

3.	QUANTITY; SUBJECT PURCHASE AGREEMENTS

3.1	Quantity:

Subject to the terms of this Master Offtake Agreement, Seller shall sell and deliver to Buyer, and Buyer shall purchase and take delivery from the Seller of, 100% of the Products produced at the ACE Green Facilities during the Term, in monthly deliveries. Seller may only pledge, transfer or assign rights to inventory of Product (incl. WIP/unfinished Product) as collateral under revolving credit/loan facilities and/or in connection with repurchases under inventory financing arrangements with financial institutions, save that Seller may not pledge, transfer or assign rights to Product (incl. WIP/unfinished Product) if Buyer has created or intends to create a security interest in accordance with Clause 15. Working Capital Arrangement.

3.2	Right of Last Refusal with respect to By-Products:

3.2.1	In the event that at any time during the Term the Seller intends to sell saleable By-Products from ACE Green Facilities, Buyer shall have a right of last refusal with respect to purchase of 100% of such By-Products.

3.2.2	When intending to sell By-Products whether on tender, offer, sale or bid process, Seller shall:

a)	provide Buyer with 5 (five) Business days advance notice of the intended tender, offer, sale or bid process (the “By-Products Sale Process”), which notice shall contain an invitation for the Buyer to participate in the such By-Products Sale Process;

b)	provide Buyer with at least the same bidding information and details regarding the By-Products and the By-Products Sale Process as are provided to the other particiants in such By-Products Sale Process;

c)	once the By-Products Sale Process has commenced and the Seller has received offers and/or bids from the By-Products Sale Process, Seller shall notify Buyer in writing of:

(i)	where Buyer’s tender and/or bid ranks in that By-Products Sale Process (taking into account all relevant, material factors such as pricing, quantities and delivery costs); and

(ii)	to the extent the Buyer have not submitted the preferred bid in such By-Products Sale Process, the material terms and conditions of such preferred bid in accordance with applicable antitust laws (the “Existing Preferred Bid”);

3.2.2.1	the aforementioned notice given by Seller pursuant to sub-clause 3.2.2c) shall afford the Buyer a period of five (5) Business Days within which to amend or otherwise increase its offer or bid. If Buyer elects, in its sole and absolute discretion, to amend or otherwise increase its offer or bid such that it matches the material terms and conditions of the Existing Preferred Bid, the Seller shall accept such amended or otherwise increased offer or bid from the Buyer and sell the By-Products to it on that basis.

3.2.3	For the avoidance of doubt, in the event this Clause 3.2 applies and results in a Subject Purchase Agreement for the sale and purchase of By-Products in form as per Appendix I to this Contract, any reference to “Products” in this Master Offtake Agreement (except in Clause 3.4.1) shall be deemed to refer to such By-Products for purposes of such Subject Purchase Agreement.

3.3	Forecasting of quantities:

3.3.1	Within Seven (7) days of the commencement of each calendar quarter of each Contractual Year during the Term, Seller shall provide to the Buyer a written forecast of the quantities of each Product and By-Products it expects to produce in each month with respect to each ACE Green Facility for the remainder of the Term.

3.3.2	Further, Buyer and Seller shall schedule and facilitate attendance by the relevant representatives of each Party on a quarterly and annual basis for quarterly and annual forecasting and production planning purposes with respect to the ACE Green Facility, including planned volumes of Product and By-Products for the subsequest quarter and year. Such forecasting and production planning should also be documented in writing and provided to the Buyer upon conclusion of such meeting.

3.4	Negotiation and conclusion of Subject Purchase Agreement:

3.4.1	With respect to each Product produced by the ACE Green Facilities during the Term and/or forecasted to be produced during the next calendar year, Seller and Buyer shall negotiate in good faith with a view towards entering into one or more purchase agreements with the following timeframe recommendations:

a)	Before Commercial Startup Date, as mutually agreed between parties;

b)	For the first 3 years from Commercial Startup Date, approximately [***] months prior to mutually expected commencement of such purchase agreement; and

c)	For the 4th year from Commercial Startup Date and onwards, approximately [***] months prior to mutually expected commencement of such purchase agreement,

provided Seller has submitted all relevant commercial information and any other information requested by Buyer, with respect to such Product that shall include material commercial terms mutually agreed by the Parties, including as to the required quality specifications of such Products, product warranties with respect thereto, the treatment of any Products, delivery locations, quantities, delivery schedules, pricing, quotational periods, and payment terms, in form as per Appendix I to this Contract (any such agreement, a “Subject Purchase Agreement”). In the event the Parties are unable to agree on material commercial terms for a given calendar year and Product, there shall be no Subject Purchase Agreement for such calendar year and Product.

3.4.2	Each Subject Purchase Agreement shall be governed by and subject to the terms and conditions of this Master Offtake Agreement, which shall be incorporated herein by reference; provided, that (a) in the event any Affiliate of Buyer is the buyer under any Subject Purchase Agreement, references herein to the “Buyer” shall be deemed to refer to such Affiliate for purposes of such Subject Purchase Agreement; and (b) in the event any Affiliate of Seller is the seller under any Subject Purchase Agreement, references herein to the “Seller” shall be deemed to refer to such Affiliate for purposes of such Subject Purchase Agreement. In the event of any conflict between the Subject Purchase Agreement and this Master Offtake Agreement, the relevant provision of this Master Offtake Agreement will prevail unless the Subject Purchase Agreement expressly states the provisions of the Master Offtake Agreement that it is intended to supersede.

3.5	For the avoidance of doubt, nothing in this Agreement shall be construed to restrict sales of Product or By-Product between ACE Green Facilities as long as the ultimate buyer of such Product or By-Product is the Buyer.

4.	SUPPLY, QUALITY AND MEASUREMENT:

4.1	Delivery of Products and Off-spec Products

The quality specifications (the “Specifications”) for each Product shall be set forth in the applicable Subject Purchase Agreement for such Product.

Notwithstanding anything to the contrary in this Master Offtake Agreement or any Subject Purchase Agreement, Buyer shall be entitled to reject any Product that does not meet the Specifications.

Without limiting the foregoing, Buyer and Seller shall agree on an inspection procedure, at Seller’s cost, in accordance with the industry standard for such Product, as part of the Subject Purchase Agreement which may include: the Buyer’s right to inspect Products either at the Seller’s Facility or upon receipt; and to reject Products which do not conform to the specifications and requirements set forth in this Master Offtake Agreement or the applicable Subject Purchase Agreement and where Buyer and Seller are unable to reasonably reach a commercial agreement on price for offtake of such offspec materials. All costs and damages incurred by Buyer as a result of rejections made under the provisions hereof shall be paid by Seller and Buyer may return such Products at Seller’s expense. All Products shall remain subject to Buyer’s inspection as per terms of the Subject Purchase Agreement notwithstanding Buyer’s payment for the Products.

In the event that Buyer requires a sample of any Product to assist it in connection with the on-sale of the Product (including for the purposes of obtaining supply chain qualification of the Product), Buyer may request such sample at any time and Seller shall comply with Buyer’s request as long as sample deliveries are within reasonable size and costs, otherwise, Buyer and Seller may consider sharing Seller’s costs of providing samples, and provided shipment of samples is legal.

4.2	SDS:

The Seller will ensure that the Products are delivered with a Safety Data Sheet (SDS) and all other safety/hazardous goods documentation/ declarations such that the Products can be readily on-sold globally by the Buyer. Buyer shall keep Seller updated on requirements providing Seller with reasonable time and support to provide such documentation.

5.	DELIVERY & DELIVERY TERMS:

The Products shall be delivered to the Buyer in accordance with a mutually agreed delivery schedule set forth in the applicable Subject Purchase Agreement for such Product.

All sales pursuant to this Master Offtake Agreement shall be made on the basis of a mutually agreed delivery term as per Incoterms and point of delivery, which shall be set forth in each respective Subject Purchase Agreement.

Packaging: to be a method that is generally accepted by the industry for the Products and includes all applicable classifications (e.g. UN Dangerous goods classification).

6.	TITLE AND RISK OF LOSS:

6.1	Title:

The title to and ownership of the Products shall pass from Seller to Buyer in accordance with the terms and conditions of the applicable Subject Purchase Agreement.

6.2	Risk:

The risk of loss or damage to the Products shall pass to Buyer in accordance with the INCOTERMS 2020® and the delivery term set forth in the applicable Subject Purchase Agreement.

7.	PRICE:

7.1	Provisional Price:

In the event the parties agree to apply a Provisional Price to any Product, the provisional price shall be as set forth in the applicable Subject Purchase Agreement.

7.2	Final Price

The Final Price for each delivery of Products shall be calculated in accordance with the applicable Subject Purchase Agreement.

7.3	Changes in Quotations:

In the event that Fastmarkets MB, Metals Week (or any specifically named publication and/or its industry accepted equivalent) ceases to publish or changes the basis to calculate relevant reference price for determining the reference price specified in this Master Offtake Agreement or any applicable Subject Purchase Agreement, Seller and Buyer shall meet with a view to agreeing on revising the pricing structure or seeking an alternative publication or reference price. The basic objective of such meeting will be to secure continuity of fair pricing. If the parties fail to reach an agreement within thirty (30) days from the notification date by either Party then the other Party shall refer the determination of the substitute publication or reference price to final determination by arbitration pursuant to this Master Offtake Agreement. During any period in which no reference price has been agreed to by the parties or determined by a court of competent jurisdiction, the provisional price shall be set by Buyer in its reasonable good faith discretion.

8.	QUOTATIONAL PERIOD:

The applicable Quotational Period(s) with respect to each Products (and their respective payable metals) shall be as set forth in the applicable Subject Purchase Agreement.

9.	PAYMENT:

The payment terms for the Products shall be as set forth in the applicable Subject Purchase Agreement.

10.	TAXES AND DUTIES:

Unless otherwise provided herein or in any Subject Purchase Agreement, Buyer shall be responsible for all taxes, fees, duties and charges imposed by law on Buyer, and Seller shall be responsible for all taxes, fees, duties and charges imposed by law on Seller.

11.	QUALITY & WEIGHT:

11.1	The applicable procedures for the inspection, weighing, sampling, moisture determination, and assaying of Products shall be as set forth in the applicable Subject Purchase Agreement.

12.	TOTAL AND PARTIAL LOSS:

If applicable, in the event of total or partial loss of and/or total or partial damage to the Products after risk of the Products has passed over from Seller to Buyer (as set out in Clause 6. TITLE AND RISK OF LOSS), final settlement shall be based on the weights and in accordance with the terms of this Master Offtake Agreement and the applicable Subject Purchase Agreement.

13.	FORCE MAJEURE:

13.1	Neither Party to this Master Offtake Agreement (nor any party to any Subject Purchase Agreement) shall be liable to the other Party for any delay in performing or failure to perform any of its obligations due to events of Force Majeure including but not limited to war, blockade, revolution, riot, insurrection, civil commotion, strike, lockout, explosion, fire, flood, ice storm, tempest, earthquake, laws, rules or regulations, applicable sanction laws, including but not limited to prohibitions on export or import and/or prohibitions applying to a nominated or carrying vessel or any other cause or causes beyond the reasonable control of such Party or Buyer’s receiver whether or not similar to the causes enumerated above. Failure to deliver or to accept delivery in whole or in part because of the occurrence of an event of Force Majeure shall not constitute a default hereunder or subject either Party to liability for any resulting loss or damage.

13.2	Upon the occurrence of any event of Force Majeure, the Party affected by the event of Force Majeure shall promptly notify the other Party hereto in writing of such event and shall specify in reasonable detail the facts constituting such event of Force Majeure. Where such notice is not given within the time required, Force Majeure shall not justify the non-fulfillment of any obligations under this Master Offtake Agreement or any Subject Purchase Agreement.

13.3	Both Parties agree to use their respective reasonable efforts to cure any event of Force Majeure to the extent that it is reasonably possible to do so, it being understood that the settlement of strikes, lockouts, and any other industrial disputes shall be within the sole discretion of the Party asserting Force Majeure.

13.4	In the event of Force Majeure preventing the Seller from shipping or delivering the Products, or preventing the Buyer from accepting such Products, respectively, deliveries shall be suspended for the duration of such Force Majeure event but if such Force Majeure shall last more than 30 (thirty) calendar days, the tonnage involved may be cancelled with immediate effect by the Party not having declared Force Majeure by written notice to the other Party.

13.5	Except by Buyer’s written agreement, the aforesaid shall not apply to Material in respect of which the Buyer has booked transportation space and/or the Quotational Period has started or been completed and/or for any Material for which pricing has been established and/or any payment has been made by Buyer to Seller. In these cases Buyer and Seller shall find a reasonable solution for both sides in a fair and equitable manner and any payment already made by Buyer to Seller shall become due for repayment by Seller to Buyer according to Buyer’s instructions upon Buyer’s first request

14.	INPUT SCRAPS:

Nothing in this Agreement shall preclude the Parties from entering into one or more agreements pursuant to which Buyer may supply feedstock to one or more of the ACE Green Facilities.

15.	WORKING CAPITAL ARRANGEMENT:

Upon mutual agreement between Parties, Buyer may provide working capital in relation to a specific Subject Purchase Agreement to finance respective flow of the Material (“Working Capital Arrangement”). The Working Capital Arrangement(s) shall be negotiated as part of the specific Subject Purchase Agreement and shall be subject to customary and usual due diligence, credit approvals and other reasonable procedures, documentation and/or approvals as requested by Buyer. Such Working Capital Arrangement(s) may have a duration range from [***] to [***] days, or as otherwise agreed between the Parties. Such provision of working capital shall be subject to Buyer’s receipt of adequate security in the form of a security interest over inventory and/or assets of the Seller.

16.	CONFIDENTIALITY:

The contents of this Master Offtake Agreement and each Subject Purchase Agreement are confidential. Each Party represents and undertakes that they will keep confidential any information concerning the other Party or its business, which the other Party informs them is confidential or which a reasonable person receiving that information in the same circumstances would regard as being confidential (“Information”) and not share it with or disclose it to any other party, unless the Information is shared with a third party pursuant to a duly executed confidentiality agreement, or unless otherwise agreed in writing between the Parties to this Master Offtake Agreement.

Notwithstanding the above, each Party acknowledges that the Information may be used by the other Party, its subsidiaries, and third parties in connection with the administration of the Parties’ relationship (e.g., credit risk, compliance) or as otherwise required by applicable laws or regulation.

Moreover, neither Party shall be restricted from disclosing the existence of this Agreement to third parties, subject to the other Party’s prior written approval. By entering into this Agreement, the Parties acknowledge and agree that: (a) reasonable press releases relating to this Agreement may be prepared and issued by either Party (with the reasonable consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed); and (b) upon signing of this Agreement (and/or any future Subject Purchase Agreement), if requested by Seller, Buyer shall provide its redacted version of such signed document to be included in Seller’s due diligence data room which will be subject to review by third parties having signed confidentiality agreements in form and substance customary for access to due diligence data rooms. Any sharing of unredacted version of this Agreement (and/or any Subject Purchase Agreement), shall be subject to a tripartite non-disclosure agreement between the Buyer, the Seller and applicable receiving party.

17.	INCOTERMS:

Unless otherwise specified herein, INCOTERMS 2020® shall be applicable for the execution of this Master Offtake Agreement and each Subject Purchase Agreement. Where any terms in this Master Offtake Agreement (or any applicable Subject Purchase Agreement) are contrary to the comparative Incoterm, the terms of this Master Offtake Agreement (or applicable Subject Purchase Agreement) shall prevail.

18.	ASSIGNMENT/NOVATION:

18.1	Neither Party may assign or transfer or purport to assign or transfer any of its rights or obligations under this Master Offtake Agreement (or any Subject Purchase Agreement) without the other Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), save that either Party may at any time grant security over or assign all or any of its rights under this Master Offtake Agreement (or any Subject Purchase Agreement) or any document entered into pursuant to this Master Offtake Agreement (or applicable Subject Purchase Agreement) to a first class financial institution or to any affiliate of such Party, subject to Clause 18.4 here below. Each Party agrees to countersign an acknowledgement of such assignment reasonably requested by the other Party

18.2	Both Parties shall be entitled to novate their rights and obligations under this Master Offtake Agreement or any Subject Purchase Agreement to any Affiliate, without obtaining the other’s Party’s prior written consent for any such novation, subject to Clause 18.4 here below.

18.3	The terms and conditions of this Master Offtake Agreement (and each Subject Purchase Agreement) will be binding upon and inure to the benefit of the Parties’ respective successors and assigns.

18.4	Any Assignment/Novation by either Party is subject to prior successful completion of the KYC (“Know Your Customer”) process in effect at the time of Assignment/Novation for that Assignee/Novatee as well as subject to additional Compliance clauses as provided by Buyer, if applicable.

19.	AMENDMENTS:

No amendment of this Master Offtake Agreement (or any Subject Purchase Agreement) shall be effective unless made in writing and signed by authorized representatives of both Parties.

20.	SEVERABILITY:

In the event any provision of this Master Offtake Agreement (or any Subject Purchase Agreement) is or becomes unenforceable under applicable law, such provision shall be modified or limited in its effect to the extent necessary to cause it to be enforceable. Otherwise such provision shall be severed and the remaining provisions of this Master Offtake Agreement (or applicable Subject Purchase Agreement) shall continue in full force.

21.	NOTICES:

Any notice given by either of the Parties hereto to the other under this Master Offtake Agreement (or any Subject Purchase Agreement) shall be in writing and shall be sent by registered mail or courier or in email attachment and shall be directed to the address of the recipient set forth below and to the attention of the respective persons. Any such notices shall be effective (a) in the case of registered mail or courier at the time of delivery (pursuant to the delivery receipt), or (b) in the case of email, at the time of transmission or on the immediately following Business Day if time of transmission is outside normal business hours at the place of receipt. A Party shall notify a change of address to the other Party under this clause.

If to Buyer:

Glencore Ltd.

330 Madison Ave.

New York, New York

10017

U.S.A.

Attention: [***]

Email: [***]

With a copy (which shall not constitute notice) to:

Glencore Ltd.

Attention: [***]

Email: [***]

If to Seller:

ACE Green Recycling Inc.

2700 Post Oak Blvd., Suite 2100

Houston, TX 77056

Attention: Nishchay Chadha, CEO

Email: nishchay.chadha@ace-green.com

With a copy by email to :

Faisal Shah

Shah Sloan PLLC

Email: [***]

22.	COMPLIANCE CLAUSE:

22.1	Each Party warrants, represents and undertakes to the other that, in connection with the subject matter of this Master Offtake Agreement and each Subject Purchase Agreement, it, its Affiliates and its or their directors, officers, employees, agents, representatives and any other person acting on its or their behalf:

a)	have complied with, and will comply with, all applicable laws, rules and regulations including, without limitation, sanctions, anti-corruption, anti-money laundering and tax laws; and

b)	have not authorized, offered, promised, paid or otherwise given, and will not authorize, offer, promise, pay or otherwise give, whether directly or indirectly, any financial or other advantage to or for the use or benefit of any government official or any private individual (i) for the purpose of inducing or rewarding that person’s improper performance of their relevant function, or (ii) that would be a breach of any applicable law.

22.2	Seller shall comply with the Glencore Supplier Code of Conduct available at https://www.glencore.com/suppliers, as amended from time to time (the “Glencore Supplier Code”), the terms of which are incorporated into this this Master Offtake Agreement and each Subject Purchase Agreement.

22.3	Seller may report any concerns relating to conduct of Buyer in connection with the subject matter of this Master Offtake Agreement (or any Subject Purchase Agreement) that breaches Buyer’s Code of Conduct or underlying policies to its contact at Buyer or through the Buyer’s corporate Raising Concerns Programme, details of which are available at https://glencore.raisingconcerns.org/.

23.	HUMAN RIGHTS CLAUSE

Each Party agrees to perform its obligations under this Master Offtake Agreement (and each Subject Purchase Agreement) in a manner that is consistent with the Universal Declaration of Human Rights and the UN Guiding Principles on Business and Human Rights.

24.	SANCTIONS CLAUSE:

Each Party represents and warrants to the other Party as at the date of this Master Offtake Agreement, the date of each Subject Purchase Agreement, and throughout the duration of each such agreement that:

(a)	neither it nor any of its subsidiaries (collectively, the “Company”) or directors, senior executives or officers, or to the knowledge of the Company, any person on whose behalf the Company is acting in connection with the subject matter of such agreement, is an individual or entity (”Person”) that is, or is 50% or more owned or controlled by, a Person (or Persons) that is the subject of any economic or financial sanctions or trade embargoes administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) the U.S. Departments of State or Commerce, the United Nations Security Council (“UNSC”), the European Union (“EU”), Switzerland or any other applicable sanctions authority (collectively, “Sanctions”) or based, organized or resident in a country or territory that is the subject of comprehensive (i.e., country-wide or territory-wide) Sanctions (including, as of the date of signature of this Master Offtake Agreement, Crimea, Cuba, Iran, Donetsk, North Korea, Luhansk, and Syria) (a “Sanctioned Country”) (collectively, a “Sanctioned Person”);

(b)	no Sanctioned Person has any beneficial or other property interest in such agreement nor will have any participation in or derive any other financial or economic benefit from such agreement; and

(c)	it will not use, or make available, the Products or funds (as applicable) provided by the other Party under such agreement (i) to fund or facilitate any activities or business of, with or related to any Sanctioned Country or Sanctioned Person, or (ii) in any manner that would result in a violation of Sanctions, or (iii) for any activities or business that could result in the designation of the other Party as a Sanctioned Person (“Sanctionable Activity”).

A Party will not be in breach of this clause in respect of a Sanctioned Person where the relevant Sanctions are exclusively sectoral sanctions, meaning any Sanctions that do not freeze or block the assets and/or economic resources of a person or comprehensively freeze or block making available funds or economic resources to such person, but merely restrict the ability of certain individuals or entities to access financing or export or import equipment, goods, technology or services, including, for the, avoidance of doubt, the Sanctions imposed under the Sectoral Sanctions Identification List maintained by OFAC (“Sectoral Sanctions”) and where the relevant activity or business is permitted by those Sectoral Sanctions.

If a Party becomes a Sanctioned Person or if a Party has breached or will breach this clause (the “Defaulting Party”), the other party (the “Non-Defaulting Party”) may (without incurring any liability of any nature whatsoever) terminate or suspend all or any part of this Master Offtake Agreement and each Subject Purchase Agreement with immediate effect by notice to the Defaulting Party or take any other action it deems necessary in order for the Non-Defaulting Party to comply with applicable Sanctions or avoid Sanctionable Activity. The Defaulting Party shall be liable for any and all direct costs, liabilities and expenses whatsoever incurred by the Non-Defaulting Party due to the Non-Defaulting Party exercising its rights under this clause. Any exercise by the Non-Defaulting Party of its right under this clause shall be without prejudice to any other rights or remedies of the Non-Defaulting Party under this Master Offtake Agreement or any Subject Purchase Agreement.

In addition, neither Party shall be obliged to perform any obligation required by this Master Offtake Agreement or any Subject Purchase Agreement if to do so would result in a violation of, or be inconsistent with, any Sanctions, or expose that Party to the risk of being designated as a Sanctioned Person.

25.	EXIT EVENTS

Prior to each proposed ACE Green Facility Change of Control, Seller shall provide Buyer with written notice of such planned transaction that could result in an ACE Green Facility Change of Control, which notice in particular shall contain the information regarding the name of the company(ies)-parties to such transaction, the expected time of conclusion of such transaction, the type of control to be acquired, and other terms and conditions of the proposed transaction leading to ACE Green Facility Change of Control deemed relevant by Buyer to evaluate such planned transaction’s impact on the Buyer (Buyer agrees to sign a non-disclosure agreement as may be reasonably requested by Seller to receive such information); the Buyer shall be entitled to request any other information it deems necessary to assess the impact of such planned transaction and Seller procures to provide such information upon first request (“Change of Control Notice”). In the event Buyer determines to terminate this Master Offtake Agreement (and/or any applicable Subject Purchase Agreement) with respect to such ACE Green Facility based on the ACE Green Facility Change of Control described in the Change of Control Notice then, in order to avail itself of its rights under this Clause 25 of this Master Offtake Agreement, Buyer must provide written notice to Seller within fifteen (15) Business days of its receipt of the respective Change of Control Notice (unless additional information requested under Change of Control Notice by Buyer was not provided in the manner specified here above, in which case the abovemenioned timeframe shall be extended by a reasonable time) of its intention to terminate the Master Offtake Agreement (and/or any applicable Subject Purchase Agreement) with respect to such ACE Green Facility. The assessment of whether the continuation of the Master Offtake Agreement or Subject Purchase Agreement shall take place, shall be at the Buyer’s sole discretion.

Termination of this Master Offtake Agreement (and/or any applicable Subject Purchase Agreement) with respect to such ACE Green Facility shall be without prejudice to any rights that will have accrued to the benefit of either Party prior to the effective date of such termination. Such termination will not relieve either Party from obligations under the Master Offtake Agreement (and/or any applicable Subject Purchase Agreement) with respect to any other ACE Green Facility.

26.	ENTIRE AGREEMENT:

This Master Offtake Agreement and each Subject Purchase Agreement (including all Schedules and Annexes thereto) constitutes the entire agreement of the Parties and supersedes all prior communications, understandings and agreements relating to the subject matter hereof, whether oral or written.

27.	TERMINATION:

27.1	A Party may terminate this Master Offtake Agreement (and/or any Subject Purchase Agreement) immediately if the other Party (or, in the case of Seller, any Affiliate that owns or operates an ACE Green Facility) (i) is liquidated or dissolved (other than as part of an internal reorganization pursuant to which the obligations of such other Party under this Master Offtake Agreement and the applicable Subject Purchase Agreement are assumed by one or more of its Affiliates), (ii) has filed against it in a court of competent jurisdiction a petition for an order for relief in bankruptcy or liquidation or reorganization, and such petition is not dismissed within sixty (60) days, (iii) makes a general assignment for the benefit of creditors, (iv) has entered against it an order for relief under applicable bankruptcy laws by a court of competent jurisdiction, (v) commences a voluntary action under applicable bankruptcy laws or for the appointment or taking possession of a receiver, custodian or trustee for it or with respect to all or substantially all of its assets, (vi) has a receiver, custodian or trustee appointed by a court of competent jurisdiction for it or with respect to all or substantially all of its assets, or (vii) takes any other action to authorize any of the foregoing actions (each of the foregoing, an “Insolvency Event”).

27.2	A Party may terminate this Master Offtake Agreement (and/or any Subject Purchase Agreement), if (A) the other Party has committed a material breach of any obligation of the other Party or any of its Affiliates under this Master Offtake Agreement (or Subject Purchase Agreement, as applicable) and such material breach has not been cured within 90 days after written notice of such material breach (a “Notice of Material Breach”) is given by the terminating Party to the other Party and (B) the terminating Party has obtained a decision by binding arbitration that such material breach has occurred. The terminating Party shall give the other Party the opportunity to remedy the relevant breach or breaches; provided that if the breach or breaches are cured during such 90-day period or resolved on terms mutually acceptable to the Parties, then the notice of termination shall be deemed to have been withdrawn with no further effect.

27.3	Each Party’s respective termination rights under this clause shall be without prejudice to any other rights and remedies available to such Party under this Master Offtake Agreement (and/or applicable Subject Purchase Agreement) or Applicable Law with respect to any Insolvency Event or breach by the other Party.

28.	REPRESENTATIONS AND WARRANTIES:

28.1	Each Party represents and warrants to the other that (i) it is duly organized or formed, validly existing and, as applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) it has full power, authority and legal right to execute and deliver this Master Offtake Agreement, and to perform and observe all of the terms and conditions hereof, (iii) it has taken all necessary action to authorize the execution and delivery of this Master Offtake Agreement and the performance and observance of the terms and conditions hereof, (iv) this Master Offtake Agreement constitutes legal, valid and binding obligations of such Party, and (v) any consent, license, approval or authorization of any governmental agency in any jurisdiction to which it is subject required in connection herewith has been or will be obtained and (v) the performance of its obligations hereunder will be made in compliance with the laws and regulations in force in any jurisdiction to which it is subject.

28.2	In addition to the representation and warranties in Clause 28.1, the Seller further represents and warrants that it has the power to sell, and will at all times convey to the Buyer good and marketable title to the Products.

28.3	In addition, each party to each Subject Purchase Agreement shall be deemed to have made the representations and warranties in this Clause 28 with respect to such Subject Purchase Agreement as of the date thereof (save that for such purpose, all references in this Clause 28 to this Master Offtake Agreement shall be deemed to refer to such Subject Purchase Agreement).

29.	SET OFF

Only Buyer may at any time a) with prior notice and b) proof of contractual a liability provided to Seller and c) subject to Seller not being able to cure such liability within 10 (ten) calendar days, set off any monetary liability of Seller to Buyer against any monetary liability of Buyer to Seller (in either case howsoever arising and whether any such liability is present or future, liquidated or unliquidated and irrespective of the currency of its denomination) and may for such purpose convert or exchange any currency. Any exercise by Buyer of its rights under this clause shall be without prejudice to any other rights or remedies available to Buyer under this Master Offtake Agreement or any Subject Purchase Agreement or otherwise.

30.	LIMITATION OF LIABILITY

In no event shall either Party be liable for any indirect or consequential damages (including loss of profits) resulting from its performance or non-performance of its obligations hereunder.

31.	COSTS AND EXPENSES:

Each Party shall bear its own costs associated with the reasonable and customary legal and out of pocket expenses in connection with any enforcement by the other Party of its rights under this Master Offtake Agreement or any Subject Purchase Agreement.

32.	GOVERNING LAW / ARBITRATION:

32.1	Governing Law:

This Master Offtake Agreement and each Subject Purchase Agreement, including this arbitration Clause, shall be governed by, interpreted and construed in accordance with the substantive laws of England and Wales, excluding the United Nations Convention on Contracts for the International Sales of Goods of April 11, 1980 (CISG).

32.2	Arbitration:

Any dispute arising out of or in connection with this Master Offtake Agreement and/or any Subject Purchase Agreement, including any question regarding its or their existence, validity or termination, shall be referred to and finally resolved by arbitration under the Rules of the London Court of International Arbitration (LCIA), which Rules are deemed to be incorporated by reference into this Clause. The seat, or legal place, of arbitration shall be London. The language to be used in the arbitration shall be English. The number of arbitrators shall be three (one arbitrator to be appointed by each party, and the third to be chosen by the two party-appointed arbitrators). The Parties waive irrevocably their right to any form of appeal, review or recourse to any state court or other judicial authority.

[Signature Page Follows]

IN WITNESS WHEREOF the Parties have executed this Master Offtake Agreement as of the Execution Date.

GLENCORE LTD.

By:
Name: [***]
Title: [***]

ACE GREEN RECYCLING INC.

By:
Name: Nishchay Chadha
Title: Chief Executive Officer